American Electric Power
1 Riverside Plaza
Columbus, OH  43215-2373

Writer's Direct Dial No.
(614) 223-1649





February 5, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Attn:  Filing Desk, Stop 1-4
Washington, D.C.  20549-1004

Re:  Indiana Michigan Power Company
     Registration Statement on Form S-3
     File No. 33-50521

Gentlemen:

Pursuant to Rule 424(b)(3) and on behalf of Indiana Michigan Power Company (the "Company"), submitted herewith is the Prospectus, dated October 8, 1993, as supplemented by the Prospectus Supplement, dated February 4, 1997, to be used in connection with the anticipated public offering by the Company of $60,000,000 First Mortgage Bonds, Designated Secured Medium Term Notes.

Very truly yours,

/s/ Ann B. Graf

Ann B. Graf

ABG:scc
Enclosure
PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 8, 1993)

$190,000,000

Indiana Michigan Power Company

First Mortgage Bonds, Designated Secured Medium Term Notes
Due From Nine Months to Forty-two Years from Date of Issue

Indiana Michigan Power Company (the "Company") may from time to time offer its First Mortgage Bonds, Designated Secured Medium Term Notes (the "Notes"), in the aggregate principal amount of up to $190,000,000, subject to reduction as a result of the sale of other Debt Securities as described in the accompanying Prospectus. Each Note will mature from nine months to forty-two years from its date of issue.

Each Note will bear interest at a fixed rate. Unless otherwise indicated in a pricing supplement to this Prospectus Supplement (a "Pricing Supplement"), interest on each Note will be payable semiannually in arrears on each February 1 and August 1 and at redemption, if any, or Stated Maturity.

The interest rate, Issue Price, Stated Maturity, Interest Payment
Dates, redemption provisions, if any, and certain other terms with respect to each Note will be established at the time of issuance and set forth in a Pricing Supplement.

Each series of Notes will be represented by a global Note ("Global Note") registered in the name of a nominee of The Depository Trust Company, as Depository, or another depository (such a Note, so represented, being called a "Book-Entry Note"). Beneficial interests in Global Notes representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository's participants. Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described herein. See "Supplemental Description of the Notes--Book-Entry Notes".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
_________________________________________________________________

               Price to       Agents'             Proceeds to
               Public(1)      Commissions(2)      Company(2)(3)
Per Note ..... 100.000%       .125%-.750%         99.875%-99.250%
Total ........ $190,000,000   $237,500-$1,425,000 $189,762,500-
                                                  $188,575,000
_________________________________________________________________

(1) Unless otherwise specified in the applicable Pricing Supplement, the price to the public will be 100% of the principal amount.
(2) The Company will pay to Salomon Brothers Inc and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, each as agent (together, the "Agents"), a commission of from .125% to .750% of the principal amount of any Note, depending upon its Stated Maturity, sold through an Agent. The Company may also sell Notes to any Agent, as principal, at a discount for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less the percentage equal to the commission applicable to an agency sale of a Note of identical maturity and may be resold by such Agent. The Notes may also be sold by the Company directly to investors, in which case no commission will be payable to the Agents. The Company has agreed to indemnify the Agents for certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution" herein.
(3) Before deduction of expenses payable by the Company estimated at $411,375, including reimbursement of certain expenses of the Agents.

The Notes are being offered on a continuous basis by the Company through the Agents which have agreed to use their reasonable best efforts to solicit offers to purchase Notes. The Company may sell Notes at a discount to either Agent, as principal, for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. The Company also may sell Notes directly to investors on its own behalf. The Notes will not be listed on any securities exchange, and there is no assurance that the maximum amount of Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an Agent may reject an order, whether or not solicited, in whole or in part. See "Plan of Distribution" herein.

SALOMON BROTHERS INC                          MERRILL LYNCH & CO.

The date of this Prospectus Supplement is February 4, 1997.

IN CONNECTION WITH THIS OFFERING, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                      ____________________


                       RECENT DEVELOPMENTS

On January 30, 1997, American Electric Power Company, Inc. ("AEP") and the Company filed with the Securities and Exchange Commission and mailed to the registered holders of the Company's cumulative preferred stock their Offer to Purchase and Proxy Statement. AEP has offered to purchase all the outstanding shares of the Company's cumulative preferred stock (the "AEP Offer"). Concurrently with the AEP Offer, the Board of Directors of the Company is soliciting proxies for use at a special meeting of shareholders of the Company on February 28, 1997. The special meeting is being held to consider an amendment (the "Proposed Amendment") to the Company's Amended Articles of Acceptance (the "Articles"). The Proposed Amendment, if approved, would eliminate in its entirety Subparagraph 7(B)(c) of Article 6(A) of the Articles, which is described on pages 7, 8 and 9 of the accompanying Prospectus. Upon the elimination of Article 6(A), Subparagraph 7(B)(c), the restrictions upon the Company's ability to issue or assume additional indebtedness contained therein would be lifted. See "Description of Debt Securities -- Other Restrictions Upon Creation and/or Issuance of Senior Securities" in the accompanying Prospectus. The limitation upon the issuance of debt securities contained in an agreement under which unsecured debentures of the Company were issued and which is described on page 7 of the accompanying Prospectus is no longer in effect as all of the debentures have been redeemed or have matured. Under a reimbursement agreement with a commercial bank in connection with a letter of credit to secure payment of certain pollution control revenue bonds, the Company may not create, incur, assume or suffer to exist any indebtedness (as defined) if the total of all its indebtedness exceeds 65% of total capitalization (as defined).


                         USE OF PROCEEDS

The Company proposes to use the proceeds from the sale of the Debt Securities to refund, directly or indirectly, long-term debt and cumulative preferred stock and to repay short-term unsecured indebtedness incurred in connection with any such refunding and for working capital. The Company's First Mortgage Bonds, 8.75% Series due 2022 ($50,000,000 principal amount outstanding), may be redeemed at their regular redemption price of 106.57% on or after May 29, 1997. Such Bonds may also be redeemed at a lower special redemption price (but not lower than 100% of the principal amount thereof) through the application of cash deposited with the Trustee (as defined below), pursuant to certain provisions of the Mortgage and Deed of Trust, dated as of June 1, 1939 made by the Company to The Bank of New York (formerly Irving Trust Company), as Trustee. The Company may redeem some or all of said series if it can be refunded at a lower effective cost.


               RATIO OF EARNINGS TO FIXED CHARGES

Below is set forth the ratio of earnings to fixed charges for each of the years in the period 1991 through 1995 and for the twelve months ended September 30, 1996. Ratios for the period December 31, 1991 have been restated to reflect the merger of Michigan Power Company into the Company on February 29, 1992, which was accounted for as a pooling of interests.

                    PERIOD ENDED                  RATIO

                    December 31, 1991              2.08
                    December 31, 1992              1.89
                    December 31, 1993              2.06
                    December 31, 1994              2.23
                    December 31, 1995              2.31
                    September 30, 1996             2.45

              SUPPLEMENTAL DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth under "Description of Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. Certain capitalized terms used herein are defined under "Description of Debt Securities" in the accompanying Prospectus. The following description of the Notes will apply unless otherwise specified in a Pricing Supplement.

GENERAL

The Notes will be issued in one or more series of Debt Securities under the Mortgage. The Notes will be limited in aggregate principal amount to $190,000,000, subject to reduction as a result of the sale of other Debt Securities as described in the accompanying Prospectus.

The Notes will be issued in fully registered form only, without coupons. Each series of Notes will be issued initially as a Book-Entry Note. Except as set forth herein under "Book-Entry Notes" or in any Pricing Supplement relating to specific Notes, the Notes will not be issuable as Certificated Notes. The authorized denominations of Global Notes will be $1,000 and any integral multiple thereof up to $150,000,000.

Each Note will mature from 9 months to 42 years from its date of issue, as selected by the purchaser and agreed to by the Company.
Each Note may also be subject to redemption at the option of the Company prior to its Stated Maturity (as defined below).

The Pricing Supplement relating to a Note will describe the following terms: (i) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (ii) the date on which such Note will be issued (the "Original Issue Date"); (iii) the date on which such Note will mature (the "Stated Maturity"); (iv) the rate per annum at which such Note will bear interest, and the Interest Payment Dates (as defined below); (v) any applicable discounts or commissions; (vi) whether such Note may be redeemed at the option of the Company prior to Stated Maturity and, if so, the provisions relating to such redemption; and (vii) any other terms of such Note not inconsistent with the provisions of the Mortgage.

"Business Day" with respect to any Note means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City of New York, New York or the city in which is located any office or agency maintained for the payment of principal of or premium, if any, or interest on such Note are authorized or required by law, regulation or executive order to remain closed.

PAYMENT OF PRINCIPAL AND INTEREST

Payments of interest on the Notes (other than interest payable at redemption, if any, or Stated Maturity) will be made, except as provided below, in immediately available funds to the Owners of such Notes (which, in the case of Global Notes representing Book-Entry Notes, will be a nominee of the Depository, as defined below) as of the Regular Record Date (as defined below) for each Interest Payment Date; PROVIDED, HOWEVER, that if the Original Issue Date of a Note issued as a Global Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest for the period from and including the Original Issue Date for such Note to but excluding such Interest Payment Date will be paid on the next succeeding Interest Payment Date to the Owner of such Note on the related Regular Record Date.

Unless otherwise specified in the applicable Pricing Supplement, the principal of the Notes and any premium and interest thereon payable at redemption, if any, or Stated Maturity will be paid in immediately available funds upon surrender thereof at the office of The Bank of New York at 101 Barclay Street in New York, New York. Should any Note be issued other than as a Global Note, interest (other than interest payable at redemption or Stated Maturity) may, at the option of the Company, be paid to the person entitled thereto by check mailed to any such person. See "Book-Entry Notes" herein.

If, with respect to any Note, any Interest Payment Date, redemption date or Stated Maturity is not a Business Day, payment of amounts due on such Note on such date may be made on the next succeeding Business Day, and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on such amounts for the period from and after such Interest Payment Date, redemption date or Stated Maturity, as the case may be, to such Business Day.

The "REGULAR RECORD DATE" with respect to a Note (unless otherwise specified in the applicable Pricing Supplement) will be the January 15 or July 15, as the case may be, next preceding an Interest Payment Date for Notes or if such January 15 or July 15 is not a Business Day, the next preceding Business Day.

Each Note issued as a Global Note will bear interest from its Original Issue Date at the fixed interest rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Note will be payable semiannually in arrears on each February 1 and August 1 (each such date, an "INTEREST PAYMENT DATE") and at redemption, if any, or Stated Maturity. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Interest on Notes will be computed on the basis of a 360-day year of twelve 30-day months.

REDEMPTION

The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to Stated Maturity or that such Note will be redeemable at the option of the Company in whole or in part, under the terms and conditions and at the prices specified therein, together with accrued interest to the date of redemption. Any such redemption may be made upon not less than 30 days' notice.

BOOK-ENTRY NOTES

Except under the circumstances described below, the Notes will be issued in whole or in part in the form of one or more Global Notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be subsequently designated (the "DEPOSITORY"), and registered in the name of a nominee of the Depository.

Book-Entry Notes represented by a Global Note will not be exchangeable for Certificated Notes and, except under the circumstances described below, will not otherwise be issuable as Certificated Notes.

So long as the Depository, or its nominee, is the registered owner of a Global Note, such Depository or such nominee, as the case may be, will be considered the sole owner of the individual Book-Entry Notes represented by such Global Note for all purposes under the Mortgage. Payments of principal of and premium, if any, and any interest on individual Book-Entry Notes represented by a Global Note will be made to the Depository or its nominee, as the case may be, as the Owner of such Global Note. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have any of the individual Book-Entry Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Notes and will not be considered the Owners thereof under the Mortgage, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual Certificated Notes in exchange for the Global Note or Notes representing the corresponding Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Notes represented by one or more Global Notes and, in such event, will issue individual Certificated Notes in exchange for the Global Notes representing the corresponding Book-Entry Notes. In any such instance, an owner of a Book-Entry Note represented by a Global Note will be entitled to physical delivery of individual Certificated Notes equal in principal amount to such Book-Entry Note and to have such Certificated Notes registered in its name. Individual Certificated Notes so issued will be issued as registered Notes in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

DTC has confirmed to the Company and the Agents the following information:

1.  DTC will act as securities depository for the Global Notes.
The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Note will be issued for each series of the Notes, each in the aggregate principal amount of such series, and will be deposited with DTC. If, however, the aggregate principal amount of any series of Notes exceeds $150,000,000, one certificate will be issued with respect to each $150,000,000 of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such series.

2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

3. Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

4. To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

6. Redemption notices shall be sent to Cede & Co. If less than all of the Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct
Participant in such issue to be redeemed.

7. Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

8. Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Agents or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

9. DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

10. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

The Agents are Direct Participants of DTC.

None of the Company, the Trustee or any agent for payment on or registration of transfer or exchange of any Global Note will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

      CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain material United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held by initial purchasers who have purchased Notes at the initial offering price thereof and who hold such Notes as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Notes as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United States Holders (as defined below) owning (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Any special United States federal income tax considerations relevant to a particular series of the Notes will be provided in the applicable Pricing Supplement.

UNITED STATES HOLDERS

As used herein, a "United States Holder" of a Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

PAYMENTS OF INTEREST. Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

Notes with a maturity of one year or less will be subject to special tax rules that apply to the timing of inclusion in income of interest on such obligations ("Short-Term Notes"). An obligation which is issued for an amount less than its "stated redemption price at maturity" will generally be considered to be issued at a discount for federal income tax purposes. Under Treasury Regulations involving original issue discount ("OID"), all payments (including all stated interest) with respect to a Short-Term Note will be included in the stated redemption price at maturity and, thus, holders will be taxable on discount in lieu of stated interest. This discount will be equal to the excess of the stated redemption price at maturity over the initial offering price to the public at which a substantial amount of the Notes is sold (for purposes of this section of the Prospectus Supplement, the "issue price"), unless a holder elects to compute this discount as acquisition discount using tax basis instead of issue price. In general, individual and certain other cash method holders of a Short-Term Note are not required to include accrued discount in income before receiving cash unless an election is made to do so. United States Holders who report income for federal income tax purposes on the accrual method and certain other holders, including banks and dealers in securities, are required to include discount on such Short-Term Notes in income on a straight-line method (as ordinary income) unless an election is made based on daily compounding. The amount of discount which accrues in respect of a Short-Term Note while held by a holder will be added to such holder's tax basis for such Note to the extent included in income.

SALE, EXCHANGE AND RETIREMENT OF NOTES. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (excluding any amount attributable to accrued but unpaid "qualified stated interest") and the adjusted tax basis of the Note. A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by any discount included in income by the United States Holder and reduced by any cash payments on the Note other than "qualified stated interest" payments. (In general, "qualified stated interest" includes interest at a single fixed rate unconditionally payable at least annually, other than interest on Short-Term Notes.) Except as described below with respect to certain Short-Term Notes and except to the extent of any accrued but unpaid qualified stated interest, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Under current law, net capital gains are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

In the case of a cash basis holder who does not include discount income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will be ordinary interest income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing holders which are not subject to the current inclusion requirement described above will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such Short-Term Notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

NON-UNITED STATES HOLDERS

Non-United States Holders will not be subject to United States federal income taxes, including withholding taxes, on the interest income (including any OID) on, or gain from the sale or disposition of, any Note provided that (1) the interest income or gain is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States, (2) the Non-United States Holder is not a controlled foreign corporation related to the Company through stock ownership, (3) the Non-United States Holder is not a bank whose receipt of interest on a Note is described in Code Section 881(c)(3)(A), (4) with respect to any gain, the Non-United States Holder, if an individual, is not present in the United States for 183 days or more during the taxable year and (5) the Non-United States Holder provides the correct certification of his status (which may generally be satisfied by providing an Internal Revenue Service Form W-8 certifying that the beneficial owner is not a United States Holder and providing the name and address of the beneficial owner).

An individual holder of a Note who is not a citizen or resident of the United States at the time of the holder's death will not be subject to United States federal estate tax as a result of the holder's death, as long as any interest received on the Note, if received by the holder at the time of the holder's death, would not be effectively connected with the conduct of a trade or business by such individual in the United States.

BACKUP WITHHOLDING

In general, if a holder other than a corporate holder fails to furnish a correct taxpayer identification number or certification of foreign or other exempt status, fails to report dividend and interest income in full, or fails to certify that such holder has provided a correct taxpayer identification number and that the holder is not subject to backup withholding, a 31 percent federal backup withholding tax may be withheld from amounts paid to such holder. An individual's taxpayer identification number is such individual's social security number. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability or refunded by the Internal Revenue Service where applicable.

                         LEGAL OPINIONS

Opinions with respect to the legality of the Notes will be rendered by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, N.Y., and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Dewey Ballantine, 1301 Avenue of the Americas, New York, N.Y., counsel for any agents, underwriters or dealers. Simpson Thacher & Bartlett and Dewey Ballantine will rely as to matters of Indiana law upon the opinion of Baker & Daniels, special Indiana counsel to the Company, and as to matters of Michigan law, upon the opinion of Mollison Law Offices, P.C., special Michigan counsel to the Company. From time to time, Dewey Ballantine acts as counsel to affiliates of the Company in connection with certain matters.


                      PLAN OF DISTRIBUTION

The Notes are being offered on a continuous basis by the Company through the Agents, which have agreed to use their reasonable best efforts to solicit offers to purchase Notes. Initial purchasers may propose certain terms of the Notes, but the Company will have the right to accept offers to purchase Notes and may reject proposed purchases in whole or in part. The Agents will have the right, in their discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Notes in whole or in part. The Company will pay each Agent a commission of from
 .125% to .750% of the principal amount of Notes sold through it, depending upon Stated Maturity. The Company also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent. An Agent may resell a Note purchased by it as principal to another broker-dealer at a discount, provided such discount does not exceed the commission or discount received by such Agent from the Company in connection with the original sale of such Note. The Company may also sell Notes directly to investors on its own behalf at a price to be agreed upon at the time of sale or through negotiated underwritten transactions with one or more underwriters. In the case of sales made directly by the Company, no commission or discount will be paid or allowed.

No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. The Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that the Notes will be sold.

The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Company has agreed to indemnify the Agents against certain liabilities, including certain liabilities under the Securities Act.

Salomon Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith
Incorporated and certain affiliates thereof engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.
PROSPECTUS


                 Indiana Michigan Power Company
                          $190,000,000
                         Debt Securities
                           __________

     Indiana Michigan Power Company (the "Company") intends to offer from time to time up to $190,000,000 aggregate principal amount of its Debt Securities consisting of First Mortgage Bonds (the "new Bonds") in one or more series and/or First Mortgage Bonds, Designated Secured Medium Term Notes (the "Notes"), in one or more series, at prices and on terms to be determined at the time or times of sale (the new Bonds and the Notes are hereinafter collectively referred to as the "Debt Securities"). The aggregate principal amount, rate and time of payment of interest, maturity, initial public offering price, if any, redemption provisions, if any, credit enhancement, if any, improvement fund, if any, dividend restrictions, in addition to those described herein, if any, and other specific terms of each series of Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying prospectus or pricing supplement ("Prospectus Supplement").


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         _______________

     The Company may sell the Debt Securities through underwriters, dealers or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale.

                         _______________

         THE DATE OF THIS PROSPECTUS IS OCTOBER 8, 1993

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT RELATING HERETO AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THIS PROSPECTUS NOR THIS PROSPECTUS AS SUPPLEMENTED BY ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY UNDERWRITER, AGENT OR DEALER IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH UNDERWRITER, AGENT OR DEALER TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THIS PROSPECTUS AS SUPPLEMENTED BY ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL CREATE, UNDER ANY CIRCUMSTANCES, ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.


                      AVAILABLE INFORMATION

     THE COMPANY IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "1934 ACT") AND IN ACCORDANCE THEREWITH FILES REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). SUCH REPORTS AND OTHER INFORMATION MAY BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT 450 FIFTH STREET, N.W., WASHINGTON, D.C.; NORTHWESTERN ATRIUM CENTER, 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS; AND 7 WORLD TRADE CENTER, 13TH FLOOR, NEW YORK, NEW YORK. COPIES OF SUCH MATERIAL CAN BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE SEC, 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549 AT PRESCRIBED RATES. CERTAIN OF THE COMPANY'S SECURITIES ARE LISTED ON THE NEW YORK STOCK EXCHANGE, INC. AND ON THE MIDWEST STOCK EXCHANGE, WHERE REPORTS, INFORMATION STATEMENTS AND OTHER INFORMATION CONCERNING THE COMPANY CAN ALSO BE INSPECTED.


               DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the SEC are incorporated in this Prospectus by reference:

     -- The Company's Annual Report on Form 10-K for the year ended December 31, 1992; and

     -- The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993 and June 30, 1993.

     All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the 1934 Act prior to the filing of the Company's most recent Form 10-K with the SEC shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such Form 10-K.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in a Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. WRITTEN REQUESTS FOR COPIES OF SUCH DOCUMENTS SHOULD BE ADDRESSED TO MR. G.
C. DEAN, AMERICAN ELECTRIC POWER SERVICE CORPORATION, 1 RIVERSIDE PLAZA, COLUMBUS, OHIO 43215 (TELEPHONE NUMBER: 614-223-1000). THE INFORMATION RELATING TO THE COMPANY CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT RELATING HERETO DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE.


                           THE COMPANY

     The Company is engaged in the generation, purchase, transmission and distribution of electric power to approximately 520,000 customers in northern and east central Indiana and southwestern Michigan and in supplying electric power at wholesale to other electric utility companies, rural electric cooperatives and municipalities. Its principal executive offices are located at One Summit Square, P.O. Box 60, Fort Wayne, Indiana 46801 (telephone number: 219-425-2111). The Company is a subsidiary of American Electric Power Company, Inc. ("AEP") and is a part of the AEP integrated utility system (the "AEP System"). The executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000).


                         USE OF PROCEEDS

     The Company proposes to use the proceeds from the sale of the Debt Securities to refund, directly or indirectly, long-term debt and to repay short-term unsecured indebtedness incurred in connection with any such refunding. The Company's First Mortgage Bonds, 8-3/4% Series due 2017 ($100,000,000 principal amount outstanding), may be redeemed at their regular redemption price of 105.95% and its First Mortgage Bonds, 8-3/8% Series due 2003 ($40,000,000 principal amount outstanding), may be redeemed at their regular redemption price of 102.04% up to December 1, 1993 and at 101.63% on or after December 1, 1993. Such Bonds may also be redeemed at a lower special redemption price (but not lower than 100% of the principal amount thereof) through the application of cash deposited with the Trustee (as defined below), pursuant to certain provisions of the Mortgage (as defined below). The Company may redeem some or all of said series if they can be refunded at a lower effective cost. The Company's 8-7/8% Series due 2000 ($50,000,000 principal amount) were redeemed at their regular redemption price of 102.11% on September 1, 1993. The Company's First Mortgage Bonds 7-7/8% Series due 1997 ($50,000,000 principal amount outstanding) have been called for redemption on October 30, 1993 at their regular redemption price of 101.06%.

               RATIO OF EARNINGS TO FIXED CHARGES

     Below is set forth the ratio of earnings to fixed charges for each of the years in the period 1988 through 1992 and for the twelve months ended June 30, 1993. Ratios for the periods through December 31, 1991 have been restated to reflect the merger of Michigan Power Company into the Company on February 29, 1992, which was accounted for as a pooling of interests.

               PERIOD ENDED                  RATIO

               December 31, 1988             2.31
               December 31, 1989             2.19
               December 31, 1990             1.97
               December 31, 1991             2.09
               December 31, 1992             1.91
               June 30, 1993                 1.84


                 DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under the Mortgage and Deed of Trust, dated as of June 1, 1939, made by the Company to The Bank of New York (formerly Irving Trust Company), New York, N.Y., as Trustee, as heretofore supplemented and amended and as to be further supplemented (the "Mortgage"). All First Mortgage Bonds (including the Debt Securities) issued and to be issued under the Mortgage are herein sometimes referred to as "Bonds". Copies of the Mortgage, including the form of Supplemental Indenture pursuant to which each series of the Debt Securities will be issued (the "new Supplemental Indenture") are filed as exhibits to the Registration Statement.

     The following statements include brief summaries of certain provisions of instruments under which securities of the Company, including Bonds, have been issued. Certain of these instruments apply to the issuance of Debt Securities. Such instruments, including amendments and supplements thereto, have been filed by the Company as exhibits to the Registration Statement. Such summaries do not purport to be complete and reference is made to such instruments for complete statements of such provisions. Such summaries are qualified in their entirety by such reference and do not relate or give effect to the provisions of statutory or common law.

FORM AND EXCHANGE

     Unless otherwise set forth in a Prospectus Supplement, the Debt Securities in definitive form will be issued only as registered Bonds without coupons in denominations of $1,000 and in multiples thereof authorized by the Company. Debt Securities will be exchangeable for a like aggregate principal amount of the same series of Debt Securities of other authorized denominations, and will be transferable, at the office or agency of the Company in New York City, and at such other office or agency of the Company as the Company may from time to time designate, in either case without payment, until further action by the Company, of any charge other than for any tax or taxes or other governmental charge required to be paid by the Company. The Bank of New York is to be designated by the Company as agent for payment, registration, transfer and exchange of the Debt Securities in New York City.

MATURITY, INTEREST, PAYMENT, REDEMPTION, CREDIT ENHANCEMENT,
IMPROVEMENT FUND AND ADDITIONAL DIVIDEND RESTRICTIONS

     Information concerning the maturity, interest, payment, redemption provisions, if any, credit enhancement, if any, improvement fund, if any, and any additional dividend restrictions with respect to any series of the Debt Securities will be contained in a Prospectus Supplement.

SECURITY

     The Debt Securities will be secured, pari passu with Bonds of all other series now or hereafter issued, by the lien of the Mortgage which constitutes, in the opinion of counsel for the Company, except as noted below, a first lien on substantially all of the fixed physical property and franchises of the Company subject to (i) the conditions and limitations in the instruments through which the Company claims title to its properties and (ii) "excepted encumbrances", as defined in Section 6 of the Mortgage. Counsel for the Company expresses no opinion, however, with respect to the priority, under the laws of the State of Indiana, of the lien of the Mortgage, as said lien may relate to series of Bonds issued hereafter, including the Debt Securities, over judgment liens in existence on the date of the issuance of any such series.

     The Mortgage contains an after-acquired property clause, but property hereafter acquired may be subject to liens, ranking prior to the Mortgage, existing thereon at the time of acquisition of such property. The provisions of the Mortgage, in substance, permit releases of property from the lien and the withdrawal of cash proceeds of property released from the lien, not only against new property then becoming subject to the lien, but also against property already subject to the Mortgage unless such property was owned at December 31, 1938, or has been made the basis of the issue of Bonds or a credit under Section 20 of the Mortgage.
Accordingly, any increase in the amount of the mortgaged and pledged property as a result of the after-acquired property clause may be eliminated by means of such releases and withdrawals.

ISSUANCE OF ADDITIONAL BONDS

     Additional Bonds of any series may be issued in a principal amount equal to:

     1. 60% of the cost or the then fair value, whichever is less, of unfunded property additions after deductions for retirements;

     2. The principal amount of Bonds or prior lien bonds retired or then to be retired; and

     3.   The amount of cash deposited with the Trustee;

but, except as otherwise provided in the Mortgage, only if the net earnings (as defined in Section 7 of the Mortgage) are at least twice the annual interest requirements on all outstanding Bonds and indebtedness having an equal or prior lien, including the additional issue. However, no Bonds may be issued against property additions (as defined in Section 4 of the Mortgage) subject to prior liens (as defined in Section 6 of the Mortgage) if, among other things, the principal amount of all Bonds theretofore issued on such basis and continuing on such basis, and the amount of certain other items representing deposited cash withdrawn or property released on such basis, in the aggregate, exceed 15% of the aggregate principal amount of all Bonds theretofore issued including the additional issue. (See Sections 4, 6 and 7 and Articles V, VI and VII of the Mortgage and "Modification of the Mortgage" below.)

     The requirement, referred to above, that net earnings be at least twice the annual interest requirements on all outstanding Bonds and indebtedness having an equal or prior lien, including a proposed additional issue of Bonds, is not applicable under certain circumstances where additional Bonds are issued in a principal amount equal to the principal amount of Bonds or prior lien bonds retired or then to be retired. (See Section 29 of the Mortgage.) In calculating earnings coverages under the provisions of its Mortgage, the Company includes, as a component of earnings, revenues being collected subject to refund and, to the extent not limited by the terms of the Mortgage, an allowance for funds used during construction, including amounts positioned and classified as an allowance for borrowed funds used during construction.

     It is estimated that as of September 30, 1993, the Company had available, for use in connection with the authentication of Bonds, approximately $790,800,000 of unbonded bondable property additions. The Company expects that the Debt Securities will be authenticated upon the basis of Bonds retired or to be retired and/or property additions.

OTHER RESTRICTIONS UPON CREATION AND/OR ISSUANCE OF SENIOR
SECURITIES

     There are, in addition to the foregoing restrictions, a number of additional limitations upon the creation and/or issuance by the Company of long-term debt securities and of shares of stock ranking, as to dividends and distributions of assets, prior to the common stock equity of the Company.

     One limitation upon the issuance of long-term debt securities, contained in the agreement under which unsecured debentures of the Company are from time to time issued, consists of a covenant by the Company that it will not incur any Funded Debt, as defined, (a) unless, after giving effect to such additional Funded Debt and to the application of all proceeds thereof, the ratio of the Funded Debt of the Company to its Capitalization, as defined, does not exceed 65% (or such higher percentage as shall be authorized by the SEC, or any successor commission thereto, under the Public Utility Holding Company Act of 1935 (the "1935 Act")) and the ratio of Common Stock Equity, as defined, of the Company to its Capitalization equals or exceeds 30% (or such lower percentage as shall be authorized by the SEC, or any successor commission thereto, under the 1935 Act), and (b) unless, with certain specified exceptions, the adjusted net earnings of the Company, calculated as therein provided, are not less than twice the annual interest requirements upon all Funded Debt of the Company, including the additional issue. This limitation is more restrictive than the net earnings requirement referred to above under the heading "Issuance of Additional Bonds" but is not applicable in certain instances to issues of long-term debt securities issued to refund outstanding debt securities. Although the Company has been able to issue significant amounts of Bonds in recent years, earnings coverage requirements did at certain times limit the amount of Bonds (except for refunding purposes) which could have been issued. The debt coverage of the Company under this provision, calculated as of June 30, 1993, based on the amounts then recorded in the accounts of the Company was at least
3.67. In calculating earnings coverages under the provisions of its debenture indenture, the Company includes, as a component of earnings, revenues being collected subject to refund and, to the extent not limited by the terms of the indenture, an allowance for funds used during construction, including amounts positioned and classified as an allowance for borrowed funds used during construction.

     The agreement under which unsecured debentures of the Company are from time to time issued also provides that the Company shall not incur any short-term indebtedness if, after giving effect to such indebtedness and the application of the proceeds thereof, the aggregate of all short-term indebtedness exceeds (i) 10% of the Capitalization of the Company, as defined, or (ii) such larger percentage as shall be authorized by the SEC.

     The issuance of additional securities is also limited by provisions of the Amended Articles of Acceptance of the Company which require the consent of the holders of the Cumulative Preferred Stock then outstanding prior to certain corporate actions.

     The consent of holders of shares entitled to cast at least two-thirds of the total number of votes entitled to be cast by the holders of the Cumulative Preferred Stock then outstanding is required (a) to create, authorize or issue any stock ranking prior to or on a parity with the Cumulative Preferred Stock as to dividends or distributions, or any security convertible into shares of any such stock, or (b) to change any of the express terms of the Cumulative Preferred Stock or any outstanding series thereof in a manner substantially prejudicial to the holders thereof. Stock or convertible securities authorized under clause (a) can only be issued within 180 days after the vote on the issuance thereof. Under clause (b), if less than all series are adversely affected, only the consent of the holders of shares entitled to cast two-thirds of the total number of votes entitled to be cast by the holders of shares of all series so affected is required. (See Amended Articles of Acceptance, Article 6, Paragraph (7)(A).)

     The consent of the holders of shares entitled to cast a majority of the total number of votes entitled to be cast by the holders of the Cumulative Preferred Stock then outstanding is required prior to any of the following corporate actions:

     (a)  an increase in the total authorized amount of Cumulative
     Preferred Stock;

     (b) any merger or consolidation, unless such action has been approved by the SEC or by a successor regulatory authority;

     (c) the issue or assumption of unsecured debt securities, as defined (for purposes other than the reacquisition, redemption or retirement (i) of evidences of indebtedness previously issued or assumed by the Company or (ii) of all outstanding shares of Cumulative Preferred Stock) if immediately after such issue or assumption, the total principal amount of all unsecured debt securities (other than the principal amount of all long-term unsecured debt securities not in excess of 10% of the Capitalization of the Company, as defined) issued or assumed by the Company and then outstanding would exceed 10% of the Capitalization of the Company; and

     (d) the issue, sale or other disposition of any shares of the Cumulative Preferred Stock (i) unless the net income of the Company determined in accordance with generally accepted accounting practices to be available for the payment of dividends for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding such action (but in any event after deducting any Depreciation Deficiency, as defined, for said period) shall have been at least equal to twice the annual dividend requirements on all outstanding shares of the Cumulative Preferred Stock, including the shares to be issued; (ii) unless the gross income of the Company for the same period determined in accordance with generally accepted accounting practices (but in any event after deducting the amount for said period charged by the Company on its books to depreciation expense and in addition thereto any Depreciation Deficiency, as defined, for said period) to be available for the payment of interest, shall have been at least one and one-half times the sum of (I) the annual interest charges on all interest-bearing indebtedness of the Company and (II) the annual dividend requirements on all outstanding shares of Cumulative Preferred Stock and of all other classes of stock ranking prior to or on a parity with the Cumulative Preferred Stock as to dividends or distributions, including the shares to be issued; and (iii) unless the aggregate of the capital of the Company applicable to Common Stock and of the surplus of the Company immediately after such issuance, sale or other disposition, less any Depreciation Deficiency, as defined, for the period from December 31, 1952 to such date, shall be not less than the amount payable upon the involuntary dissolution, liquidation or winding up of the Company to the holders of the Cumulative Preferred Stock, excluding from the foregoing computation all stock which is to be retired in connection with such additional issue. No dividends may be paid on Common Stock which would result in the reduction of capital and surplus below the requirements of the above clause (d)(iii). (See Paragraph (7)(B).)

     The restrictions and limitations described or referred to above, which are designed to protect the relative positions of the holders of outstanding senior securities of the Company, can operate in such manner as to limit substantially the additional amounts of senior securities which can be issued by the Company. The Company believes that its ability to issue short and long-term debt securities and preferred stock in the amounts required to finance its operations and construction program will depend upon the timely approval of future rate increase applications. If the Company is unable to continue the issue and sale of such securities on an orderly basis, the Company will be required to consider the obtaining of additional amounts of common equity, the use of possibly more costly alternative financing arrangements, if available, or the curtailment of its construction program and other outlays.

MAINTENANCE AND REPLACEMENT PROVISIONS

     Section 20 of the Mortgage provides in Part II(a) thereof for the annual deposit (which the Mortgage requires to be made so long as any of the Bonds (other than Bonds of any Series issued after December 31, 1992, unless otherwise disclosed in a Prospectus Supplement) are outstanding) by the Company with the Trustee on or before May 1 of each year of an amount in cash or principal amount of Bonds of any series equal to the excess of the product of a specified percentage (currently 2.95%) and the average of the Depreciable Property (as defined) of the Company at the first and the last day of the preceding calendar year over the sum of (i) the aggregate amount expended during the preceding calendar year for property substituted for retired property, and (ii) any credit applicable to prior years. The Company may under this covenant certify to the Trustee, in lieu of depositing cash or Bonds, property additions which are not then funded property (which thereupon become funded property) at cost or fair value, whichever is less.

RELEASE AND SUBSTITUTION OF PROPERTY

     The Mortgage permits property to be released from the lien of the Mortgage upon compliance with the provisions thereof. Such provisions require that, in certain specified cases, cash be deposited with the Trustee in an amount equal to the excess of the fair value of the property to be released over the aggregate of certain computations required by the Mortgage. (See Article XI of the Mortgage.) The Mortgage also contains certain requirements relating to the withdrawal of release moneys. (See Section 61 of the Mortgage.)

MODIFICATION OF THE MORTGAGE

     Article XVIII of the Mortgage provides for modifying or altering the Mortgage with the consent of the Company and by vote of the holders of 75% in principal amount of the outstanding Bonds which are affected by the proposed modification or alteration. No modification or alteration, without the consent of the holder of a Bond, may modify the terms of payment of the principal amount of or interest on such Bond or create an equal or prior lien or deprive such holder of a lien on the mortgaged property or reduce the above percentage.

     The Supplemental Indenture dated as of March 1, 1978 amended
Article XVIII to provide that the Mortgage may at a future date be amended to delete the 15% limit on Bonds issued on the basis of property additions subject to prior liens as described under "Description of Debt Securities--Issuance of Additional Bonds", upon compliance with the provisions of the Mortgage but without the vote or consent of holders of Bonds issued after February 28, 1978, including the Debt Securities.

RESTRICTION ON COMMON STOCK DIVIDENDS

     Various restrictions on the use of retained earnings for cash dividends on Common Stock and other purposes are contained in or result from other covenants in the Company's Mortgage relating to other series of Bonds and in its debenture and bank loan agreements, its Amended Articles of Acceptance, as amended, and orders of regulatory authorities. At June 30, 1993, the Company's consolidated retained earnings amounted to $161,460,000 of which approximately $45,900,000 were so restricted.

CONCERNING THE TRUSTEE

     AEP System companies, including the Company, utilize many of the banking services offered by The Bank of New York in the normal course of their businesses. Among such services are the making of loans, generally at rates related to the prime commercial interest rate; acting as a depositary; and acting as trustee under the American Electric Power System Retirement Plan.

     The Trustee or the holders of 25% in principal amount of the Bonds may declare the principal amount of the Bonds due upon occurrence of a completed default, but the holders of a majority in principal amount of the Bonds may annul such declaration if the default has been cured. (See Section 65 of the Mortgage.) The holders of a majority in principal amount of the Bonds may direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage. (See Sections 69 and 100A of the Mortgage.) No bondholder has the right to institute any proceedings for the enforcement of the Mortgage unless such holder shall have given the Trustee written notice of a completed default, the holders of 25% in principal amount of the Bonds shall have offered to the Trustee indemnity against costs, expenses and liabilities, requested the Trustee to take action and given the Trustee reasonable opportunity to take such action. The foregoing does not affect or impair the right of a holder of a Bond to enforce the payment of the principal of and interest on such Bond on the respective due dates. (See Section 79 of the Mortgage.)
The Trustee is entitled to be indemnified before taking action to enforce the lien at the request of such bondholders. (See Section 68 of the Mortgage.)

DEFAULTS

     The following are defined as "completed defaults": default in the payment of principal; default for 60 days in the payment of interest; default in payment of principal or interest on outstanding prior lien bonds in certain cases; certain events of bankruptcy, insolvency or reorganization; and default for 60 days after notice in the performance of any other covenant. (See
Section 65 of the Mortgage.) A failure to provide money for the redemption of Bonds called for redemption also constitutes a completed default. (See Section 53 of the Mortgage.) The Company is required to furnish annually to the Trustee a certificate as to compliance with all conditions and covenants under the Mortgage.


                         LEGAL OPINIONS

     Opinions with respect to the legality of the Debt Securities will be rendered by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, N.Y., and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, N.Y., counsel for any agents, underwriters or dealers. Simpson Thacher & Bartlett and Winthrop, Stimson, Putnam & Roberts will rely as to matters of Indiana law upon the opinion of Baker & Daniels, special Indiana counsel to the Company, and as to matters of Michigan law, upon the opinion of Mollison Law Offices, P.C., special Michigan counsel to the Company.


                             EXPERTS

     The financial statements and the related financial statement schedules incorporated by reference or included in the Company's most recent Annual Report on Form 10-K and incorporated by reference in this Prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing in and incorporated by reference in such Annual Report on Form 10-K, and have been so incorporated herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

     The legal conclusions in "Security" under the caption "Description of Debt Securities", as to those matters governed by the laws of the State of Indiana, have been reviewed by Baker & Daniels, Indianapolis, Indiana, and as to those matters governed by the laws of the State of Michigan, have been reviewed by Mollison Law Offices, P.C., Niles, Michigan, both special counsel to the Company. All of such statements are made on the authority of said firms as experts.


                      PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in any of three ways:
(i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement relating to a series of the Debt Securities will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time after the initial public offering.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Debt Securities if any are purchased.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Debt Securities in respect of which the Prospectus Supplement will be delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Subject to certain conditions, the Company may agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act of 1933.